Exhibit 99.1

ERT Announces Upcoming Retirement of
Michael McKelvey as Chief Executive Officer

PHILADELPHIA, September 10, 2010/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES - News), a global provider of technology and services to the pharmaceutical, biotechnology, and medical device industries, today announced that Michael McKelvey will be retiring from his positions as President and Chief Executive Officer and a director of ERT. The Company’s Board of Directors has begun a search for a successor. Dr. McKelvey will continue in his current position until a successor is appointed or earlier, based on mutual agreement of Dr. McKelvey and the Board.

“I am honored to have led ERT for more than four years,” commented Dr. McKelvey. “The acquisition of CareFusion Research Services and the emerging opportunities in healthcare represent a fundamental strategic shift in our business. The Company has transformed into a multi-product and service provider. We have built a strong, well-diversified company that is very well positioned for growth in the future. After over four years at the helm and at the age of 58, I feel the time is right to retire from this marvelous Company, focus on other interests, and devote more time to my family. I leave ERT in a strong financial position, with a well diversified portfolio of products and services focused in cardiac safety, respiratory, multi-mode ePRO, and medical devices that can serve the research, pharmaceutical safety, and healthcare markets, a well thought out strategic vision and focus, and an excellent group of senior executives who individually and as a group are outstanding. We have achieved this due largely to the support of our employees, customers, the Board, and investors, and I would like to take this opportunity to thank them.”

Commenting on behalf of the Board of Directors, ERT’s Chairman, Joel Morganroth, MD, said, “The Board accepts Mike’s decision to retire with understanding and gratitude. Mike leaves our Company positioned for future growth in the clinical research, pharmaceutical marketing, and healthcare markets. The Board appreciates Mike’s commitment to a successful transition while it conducts its search for a successor and wishes him the very best. The Company has retained Heidrick and Struggles, one of the nation’s leading executive search firms, to assist in its search and will consider both internal and external candidates.”

About eResearchTechnology, Inc.

Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a global provider of technology and services to the pharmaceutical, biotechnology and medical device industries. The Company is the market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. It is also a leading provider of centralized respiratory technology and services to evaluate pulmonary function efficacy and safety in clinical development.  ERT also provides solutions to streamline the clinical trials process by automating the collection, analysis, and distribution of ePRO clinical data using multi-mode technology in all phases of clinical development as well as providing selected medical devices for the clinical trials and healthcare industries.

This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “will,” “will continue” and other words and terms of similar meaning in conjunction with a discussion of future events. These statements are subject to risks and uncertainties that could cause actual events to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include unanticipated delays in recruiting a suitable successor for Dr. McKelvey or changes in Dr. McKelvey’s ability or willingness to continue to serve during this transition process.

Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:

Keith Schneck	Robert East
eResearchTechnology, Inc.	Westwicke Partners, LLC
215-282-5566	410-321-9652